Hudson Pacific Properties, Inc. Announces Third Quarter 2014 Financial Results

Los Angeles, CA, November 3, 2014—Hudson Pacific Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE: HPP) today announced financial results for the third quarter ended September 30, 2014.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended September 30, 2014 totaled $20.8 million or $0.30 per diluted share, compared to FFO (excluding specified items) of $14.0 million, or $0.24 per share, a year ago. The specified items for the third quarter of 2014 consisted of acquisition-related expenses of $0.2 million, or $0.0 per diluted share, costs associated with a one-year consulting arrangement with a former executive of $0.9 million, or $0.01 per diluted share, and a one-time supplemental net property tax expense for periods prior to the third quarter this year of $1.1 million, or $0.02 per diluted share, described more fully below. Specified items for the third quarter of 2013 consisted of expenses associated with acquisition of the Company's Seattle office portfolio of $0.5 million, or $0.01 per diluted share. FFO, including the specified items, totaled $18.6 million, or $0.27 per diluted share, for the three months ended September 30, 2014, compared to $13.5 million, or $0.23 per share, a year ago.

The Company reported net income attributable to common stockholders of $7.6 million, or $0.11 per diluted share, for the three months ended September 30, 2014, compared to net loss attributable to common stockholders of $5.7 million or $(0.10) per diluted share, for the three months ended September 30, 2013.

“Our third quarter highlights include continued leasing momentum, disposition of a non-strategic asset, participation in a bridge loan, and completion of important financing transactions,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “Leasing activity remained active with the completion of new and renewal leases totaling 124,893 square feet during the quarter, including a new 15-year lease with renowned retailer Saks & Company for 40,558 square feet at our 901 Market Street property. Saks Fifth Avenue OFF 5TH will occupy a portion of the ground floor and the entire lower level. We sold our 112,300 square-foot Tierrasanta property in San Diego, California for $19.5 million in an all-cash transaction. Proceeds from the disposition were used to acquire our Merrill Place property in Seattle pursuant to a like-kind reverse exchange under Internal Revenue Code Section 1031. On the financing front, we enhanced our liquidity position and reduced our financing costs with the closing of an amended and restated $300.0 million credit facility and new $150.0 million unsecured term loan. The terms of the amended and restated credit facility and new term loan reflect improved credit market conditions and provide us with increased financial and operational flexibility to continue to grow our business.”

Mr. Coleman continued, “Subsequent to the end of the quarter, we acquired 12655 Jefferson Boulevard in the Playa Vista submarket of Los Angeles, California for $38.0 million. The property complements our existing portfolio and allows us to create value by leveraging our operational, leasing, and redevelopment expertise to reposition the property as creative office space.”

Third Quarter Highlights

•	FFO (excluding specified items) of $20.8 million, or $0.30 per diluted share, compared to $14.0 million, or $0.24 per share, a year ago;

•	Completed new and renewal leases totaling 124,893 square feet, including a 40,558 square foot lease with Saks & Company at 901 Market Street;

•	Stabilized office portfolio leased rate of 94.1% at September 30, 2014;

•	Improved trailing 12-month occupancy for the media and entertainment portfolio to 71.6%, compared to 71.5% for the trailing 12-month period ended September 30, 2013;

•	Completed the disposition of the 112,300 square-foot Tierrasanta property in San Diego, California for approximately $19.5 million (before certain credits, prorations, and closing costs);

•
Purchased a $28.5 million participation in a $120.0 million bridge loan originated by Canyon Capital Realty Advisors for acquisition and redevelopment of the Broadway Trade Center in Los Angeles, California;

•	Increased our unsecured revolving credit facility from $250.0 million to $300.0 million, extended the term of that facility, and added a five-year, $150.0 million unsecured term loan facility;

•	Declared and paid quarterly dividend of $0.125 per share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended September 30, 2014

Total revenue from continuing operations during the quarter increased 27.8% to $68.2 million from $53.3 million for the same quarter a year ago. Total operating expenses from continuing operations increased 15.3% to $55.5 million from $48.2 million for the same quarter a year ago. As a result, income from operations increased 144.1% to $12.6 million for the third quarter of 2014, compared to income from operations of $5.2 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with our segment operating results.

Interest expense during the third quarter decreased 10.5% to $6.6 million from $7.3 million for the same quarter a year ago, which reflects the Company's ability to obtain financing at more favorable interest rates, as well as an increase in capitalized interest resulting from additional development and redevelopment activities. At September 30, 2014, the Company had $920.9 million of notes payable, compared to $931.3 million as of December 31, 2013 and $891.2 million at September 30, 2013.

Segment Operating Results For The Three Months Ended September 30, 2014

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 30.3% to $56.7 million from $43.5 million for the same quarter a year ago. The increase was primarily the result of a $5.9 million increase in rental revenue to $39.5 million, a $5.6 million increase in tenant recoveries to $12.1 million, and a $1.7 million increase in parking and other revenue to $5.1 million. Several factors contributed to these increases, including acquisition of the Seattle portfolio on July 31, 2013 and the Merrill Place property on February 12, 2014, and interest income earned from the Broadway Trade Center note participation purchased on August 20, 2014. Tenant recoveries include $3.6 million of one-time property tax recoveries resulting from the reassessment of the 1455 Market Street and Rincon Center properties, and to a lesser extent other assets within the San Francisco portfolio, for all applicable periods prior to the third quarter this year.

Office property operating expenses from continuing operations increased 43.0% to $24.0 million from $16.8 million for the same quarter a year ago. The increase was primarily the result of the Company's acquisitions of the office properties described above, but also reflects a one-time property tax expense of $4.7 million resulting from the property tax reassessment described above.

Same-store office net operating income in the third quarter (excluding specified items) increased by 7.4% on a GAAP basis and 11.6% on a cash basis.

At September 30, 2014, the Company’s stabilized office portfolio was 94.1% leased. During the quarter, the Company executed 13 new and renewal leases totaling 124,893 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 16.3% to $11.4 million from $9.8 million for the same quarter a year ago. This increase is primarily due to a $1.4 million increase in other property-related revenue to $4.6 million, and reflects normalized production schedules relative to the third quarter of 2013 when the Showtime series Dexter was on hiatus.

Similarly, total media and entertainment operating expenses increased 20.6% to $7.4 million from $6.1 million for the same quarter a year ago, and reflect Dexter's third quarter 2013 hiatus.

Same-store media and entertainment net operating income in the third quarter (excluding specified items) increased by 9.1% on a GAAP basis and 11.5% on a cash basis.

As of September 30, 2014, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 71.6% from 71.5% for the trailing 12-month period ended September 30, 2013.

Combined Operating Results For The Nine Months Ended September 30, 2014

For the nine months of 2014, total revenue from continuing operations increased 25.5% to $185.9 million, compared to $148.1 million for the same period a year ago. Total operating expenses from continuing operations increased 14.0% to $148.8 million for the nine months of 2014, compared to $130.6 million for the same period a year ago. As a result, income from operations increased 111.0% to $37.0 million for the nine months of 2014, compared to $17.6 million for the same period a year ago. Revenues for the nine months of 2014 include an early lease termination payment from Fox Interactive Media, Inc. of $1.6 million (after the write-off of non-cash items) relating to the Company's 625 Second Street property, compared to an early lease termination payment from Bank of America of $1.1 million (after the write-off of non-cash items) relating to the Company’s 1455 Market Street property for the nine months of 2013. Operating expenses for the nine months of 2014 include a one-time supplemental net property tax expense of $1.1 million resulting from the reassessment of our San Francisco portfolio, compared to a property tax reimbursement of $0.8 million resulting from the reassessment of our Sunset Gower media property for the nine months of 2013. Operating expenses for the nine months of 2014 also include costs of $2.8 million associated with a one-year consulting arrangement with a former executive with no comparable activity for the nine months of 2013. The Company had $5.5 million of gain on sale associated with disposition of our Tierrasanta property for the nine months of 2014, compared to $5.6 million of impairment loss associated with disposition of our City Plaza property for the nine months of 2013. The Company had $0.3 million of acquisition-related expense for the nine months of 2014, compared to $1.0 million for the nine months of 2013. Interest expense for the nine months of 2014 increased 4.5% to $19.5 million, compared to $18.7 million for the same period a year ago. At September 30, 2014, the Company had $920.9 million of notes payable, compared to $891.2 million at September 30, 2013.

Balance Sheet

At September 30, 2014, the Company had total assets of $2.3 billion, including unrestricted cash and cash equivalents of $69.4 million. At September 30, 2014, the Company had $300.0 million of total capacity under its unsecured revolving credit facility, of which $95.0 million had been drawn. In addition, at September 30, 2014, the Company's $150.0 million unsecured term loan facility was fully drawn.

Tierrasanta Disposition

On July 16, 2014, the Company completed the sale of its Tierrasanta property for $19.5 million (before certain credits, prorations, and closing costs). Proceeds from the disposition were used toward the acquisition of the Merrill Place property in Seattle, Washington pursuant to a like-kind reverse exchange under Internal Revenue Code Section 1031. Tierrasanta is a 112,300 square-foot office building located in San Diego, California that was acquired by the Company in connection with its June 29, 2010 initial public offering.

Broadway Trade Center Loan Participation

On August 20, 2014, the Company purchased a $28.5 million participation in a $120.0 million bridge loan originated by Canyon Capital Realty Advisors for the acquisition and redevelopment of the historic Broadway Trade Center. Built in 1908, the Broadway Trade Center, located at 801 S. Broadway in Los Angeles, California, is a 1,080,000 square-foot mixed-use office and retail building that the borrower intends to renovate into creative office space with ground floor retail space. The investment is consistent with the Company’s focus on innovative office properties located in areas poised for growth.

Financings

Effective September 23, 2014, the Company amended and restated its $250.0 million unsecured revolving credit facility to, among other things, increase the unsecured revolving credit facility to $300.0 million, extend the term of that facility, and add a five-year, $150.0 million unsecured term loan facility.

The $150.0 million unsecured term loan facility was fully drawn by the Company on the closing date to repay a $95.0 million loan secured by the Company's 505 First Street and 83 King properties, with the remaining $55.0 million used to repay amounts outstanding under the Company's prior unsecured revolving facility.

Hudson Pacific Properties, L.P. continues to be the borrower under the new facility and the Company and all subsidiaries that own unencumbered properties will continue to provide guaranties unless the Company obtains and maintains a credit rating of at least BBB- from S&P or Baa3 from Moody’s, in which case such guaranties are not required except under limited circumstances.  Subject to the satisfaction of certain conditions and lender commitments, the Company may increase the availability of either or both of the revolving credit facility or term loan facility so long as the aggregate commitments under both facilities do not exceed $700.0 million.

Under the revolving credit facility, the Company may elect to pay interest at a rate equal to either LIBOR plus 115 to 155 basis points per annum or a specified base rate plus 15 to 55 basis points per annum, depending on the Company’s leverage ratio. Under the term loan facility, the Company may elect to pay interest at a rate equal to either LIBOR plus 130 to 190 basis points per annum or a specified base rate plus 30 to 90 basis points per annum, again depending on the Company’s leverage ratio. If the Company obtains a credit rating for its senior unsecured long term indebtedness, it may make an irrevocable election to change the interest rate for the revolving credit facility to a rate equal to either LIBOR plus 87.5 to 165 basis points per annum or the specified base rate plus 0 to 65 basis points per annum, and for the term loan facility equal to either LIBOR plus 90 to 190 basis points per annum or the specified base rate plus 0 to 90 basis points per annum, in each case depending on the credit rating.

The revolving credit facility is subject to a facility fee in an amount equal to the Company’s revolving credit commitments (whether or not utilized) multiplied by a rate per annum equal to 20 to 35 basis points, depending on the Company’s leverage ratio, or, if the Company makes the credit rating election, in an amount equal to the aggregate amount of its revolving credit commitments multiplied by a rate per annum equal to 12.5 to 30 basis points, depending upon the credit rating.  Unused amounts of the facility are no longer subject to a separate fee.

The Company’s ability to borrow under the facility remains subject to ongoing compliance with a number of customary restrictive covenants. In addition to these covenants, the facility also includes certain limitations on dividend payouts and distributions, limits on certain types of investments outside of the Company’s primary business, and other customary affirmative and negative covenants. The Company’s ability to borrow under the facility is subject to continued compliance with these covenants.

Activities Subsequent To September 30, 2014

On October 2, 2014, the Company fully repaid a $39.7 million loan secured by its 6922 Hollywood Boulevard property in Hollywood, California. The loan was scheduled to mature on January 1, 2015.

On October 17, 2014, the Company acquired an 93,952 square foot office property located in the Playa Vista submarket of Los Angeles, California in an off-market transaction for $38.0 million (before certain credits, closing costs, and prorations). The purchase price was paid from borrowings under the Company’s revolving credit facility. Built in 1985, the property also includes a garage with 279 parking stalls. The building is currently vacant and conceptual designs and plans have been completed for a creative office conversion. Playa Vista is a leading submarket for creative office tenants, including Facebook, Google/YouTube, Microsoft and Sony.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the third quarter of 2014. Both dividends were paid on September 30, 2014 to stockholders of record on September 20, 2014.

2014 Outlook

The Company is increasing its full-year 2014 FFO guidance from a range of $1.12 to $1.16 per diluted share (excluding specified items) to a revised range of $1.14 to $1.18 per diluted share (excluding specified items). The guidance reflects the Company’s FFO for the third quarter ended September 30, 2014 of $0.30 per diluted share (excluding specified items). This guidance reflects all acquisitions, dispositions, financings and leasing activity referenced in this press release, including the Saks & Company lease at 901 Market Street, Tierrasanta property disposition, and Broadway Trade Center bridge loan participation, as well as the new unsecured revolving credit facility and term loan facility. The costs associated with the one-year consulting arrangement with Howard Stern have been excluded from the guidance estimate as non-recurring costs. As is always the case, the Company’s guidance does not reflect or attempt to anticipate any impact to FFO from unidentified acquisitions. The full-year 2014 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or unidentified acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2014 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call to discuss the results at 1:30 p.m. PT / 4:30 p.m. ET on November 3, 2014. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning November 3, at 4:30 p.m. PT / 7:30 p.m. ET, through November 13, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 and use passcode 13592691. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in the Pacific Northwest and Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets, including Los Angeles, Orange County, San Diego, San Francisco and Seattle. The Company’s portfolio currently consists of approximately 6.4 million square feet, not including undeveloped land that the Company believes can support an additional 1.9 million square feet. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 3, 2014, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.
Investor Contact:
Mark Lammas
Chief Financial Officer
(310) 445-5700
mark@hudsonppi.com
or
Laura Campbell
Director, Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	September 30, 2014	December 31, 2013
ASSETS	(Unaudited)	(Audited)
REAL ESTATE ASSETS
Land	$622,880	$578,787
Building and improvements	1,322,314	1,250,752
Tenant improvements	109,656	107,628
Furniture and fixtures	13,818	14,396
Property under development	80,652	70,128
Total real estate held for investment	2,149,320	2,021,691
Accumulated depreciation and amortization	(133,463)	(114,866)
Investment in real estate, net	2,015,857	1,906,825
Cash and cash equivalents	69,397	30,356
Restricted cash	19,650	16,750
Accounts receivable, net	14,178	8,909
Notes receivable	28,112	—
Straight-line rent receivables	31,550	21,538
Deferred leasing costs and lease intangibles, net	109,476	111,398
Deferred finance costs, net	8,884	8,582
Interest rate contracts	15	192
Goodwill	8,754	8,754
Prepaid expenses and other assets	11,576	5,170
Assets associated with real estate held for sale	—	12,801
TOTAL ASSETS	$2,317,449	$2,131,275

LIABILITIES AND EQUITY
Notes payable	$920,860	$931,308
Accounts payable and accrued liabilities	35,642	27,490
Below-market leases, net	42,935	45,439
Security deposits	6,411	5,941
Prepaid rent	11,328	7,623
Interest rate contracts	907	—
Liabilities associated with real estate sold	361	133
TOTAL LIABILITIES	1,018,444	1,017,934

6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,177	10,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at September 30, 2014 and December 31, 2013, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 66,795,992 shares and 57,230,199 shares outstanding at September 30, 2014 and December 31, 2013, respectively	668	572
Additional paid-in capital	1,080,862	903,984
Accumulated other comprehensive loss	(1,749)	(997)
Accumulated deficit	(32,662)	(45,113)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,192,119	1,003,446
Non-controlling interest—members in Consolidated Entities	43,453	45,683
Non-controlling common units in the Operating Partnership	53,256	53,737
TOTAL EQUITY	1,288,828	1,102,866
TOTAL LIABILITIES AND EQUITY	$2,317,449	$2,131,275

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Office
Rental	$39,503	$33,575	$115,418	$89,665
Tenant recoveries	12,084	6,520	23,643	17,617
Parking and other	5,140	3,426	16,632	10,472
Total office revenues	56,727	43,521	155,693	117,754

Media & entertainment
Rental	6,239	5,977	17,646	17,162
Tenant recoveries	267	500	971	1,241
Other property-related revenue	4,583	3,170	11,028	11,368
Other	339	180	542	616
Total media & entertainment revenues	11,428	9,827	30,187	30,387

Total revenues	68,155	53,348	185,880	148,141

Operating expenses
Office operating expenses	23,969	16,766	58,469	44,191
Media & entertainment operating expenses	7,401	6,136	19,244	18,133
General and administrative	6,802	5,020	19,157	15,195
Depreciation and amortization	17,361	20,256	51,973	53,069
Total operating expenses	55,533	48,178	148,843	130,588

Income from operations	12,622	5,170	37,037	17,553

Other expense (income)
Interest expense	6,550	7,319	19,519	18,673
Interest income	(1)	(22)	(21)	(262)
Acquisition-related expenses	214	483	319	992
Other expenses	(56)	(13)	(43)	41
	6,707	7,767	19,774	19,444
Income from continuing operations before gain on sale of real estate	5,915	(2,597)	17,263	(1,891)
Gain on sale of real estate	5,538	—	5,538	—
Income from continuing operations	11,453	(2,597)	22,801	(1,891)

(Loss) income from discontinued operations	(38)	(10)	(164)	1,608
Impairment loss from discontinued operations	—	(145)	—	(5,580)
Net loss from discontinued operations	(38)	(155)	(164)	(3,972)
Net income (loss)	$11,415	$(2,752)	$22,637	$(5,863)

Net income attributable to preferred stock and units	(3,195)	(3,231)	(9,590)	(9,693)
Net income attributable to restricted shares	(68)	(71)	(206)	(229)
Net (income) loss attributable to non-controlling interest in consolidated entities	(259)	118	(155)	399
Net (income) loss attributable to common units in the Operating Partnership	(273)	242	(441)	636
Net income (loss) attributable to Hudson Pacific Properties, Inc. common stockholders	$7,620	$(5,694)	$12,245	$(14,750)
Basic and diluted per share amounts:
Net income (loss) from continuing operations attributable to common stockholders	$0.11	$(0.10)	$0.19	$(0.20)
Net loss from discontinued operations	—	—	—	(0.07)
Net income (loss) attributable to common stockholders’ per share—basic and diluted	$0.11	$(0.10)	$0.19	$(0.27)
Weighted average shares of common stock outstanding—basic and diluted	66,506,179	56,144,099	65,549,741	54,815,763
Dividends declared per share of common stock	$0.125	$0.125	$0.375	$0.375

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of net loss to Funds From Operations (FFO):
Net income (loss)	$11,415	$(2,752)	$22,637	$(5,863)
Adjustments:
Depreciation and amortization of real estate assets	17,342	20,256	51,845	53,069
Depreciation and amortization—discontinued operations	—	—	—	789
(Gain) / Loss from Sale of Real Estate	(5,538)	145	(5,538)	5,580
FFO attributable to non-controlling interest in Consolidated Entities	(1,396)	(890)	(4,009)	(1,018)
Net income attributable to preferred stock and units	(3,195)	(3,231)	(9,590)	(9,693)
FFO to common stockholders and unit holders	$18,628	$13,528	$55,345	$42,864
Specified items impacting FFO:
Acquisition-related expenses	214	483	319	992
Consulting fee to former executive	890	—	2,836	—
Supplemental net property tax expenses (savings)	1,072	—	809	(797)
Lease termination revenue	—	—	(1,687)	(1,082)
Lease termination non-cash write-off	—	—	77	—
FFO (excluding specified items) to common stockholders and unit holders	$20,804	$14,011	$57,699	$41,977

Weighted average common stock/units outstanding— diluted	69,126	59,094	67,933	57,808
FFO per common stock/unit—diluted	$0.27	$0.23	$0.81	$0.74
FFO (excluding specified items) per common stock/unit—diluted	$0.30	$0.24	$0.85	$0.73